LAW OFFICES OF
                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE * SOUTH
                              BOSTON, MA 02109-4603




                                  July 18, 1997

Scudder GNMA Fund
Two International Place
Boston, Massachusetts 02110

                  Re: Post-Effective Amendment No. 14 to Registration Statement on Form N-1A (File No. 2-82632)
                           -----------------------------------------

Gentlemen:

         Scudder GNMA Fund (the "Trust") is a trust created under a written Declaration of Trust dated March 24, 1983 under the name of Master Investment Services Tax Free Fund and executed and delivered in Boston, Massachusetts. The name of the Trust was changed to Scudder Government Mortgage Securities Fund by an amendment to the Declaration of Trust dated April 5, 1985 and filed with the Secretary of the Commonwealth of Massachusetts (the "Secretary") on April 8, 1985. The name of the Trust was further changed to Scudder GNMA Fund by an Amended and Restated Declaration of Trust dated November 3, 1987 and filed with the Secretary on December 3, 1987. The Declaration of Trust was further amended by an instrument dated November 13, 1990 and filed with the Secretary on December 12, 1990. The Amended and Restated Declaration of Trust, as amended, is referred to as the "Declaration of Trust". The beneficial interest under the Declaration of Trust is represented by transferable shares, $.01 par value per share ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the

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Scudder GNMA Fund

July 16, 1997
Page 2


number of Shares authorized to be issued under the Declaration of Trust is unlimited.

         By votes adopted on November 14, 1995 and November 5, 1996, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to register under the Securities Act of 1933, 2,423,677 Shares by Post-Effective Amendment No. 14 to the Registration Statement.

         We are of the opinion that all necessary Trust action precedent to the issue of said 2,423,677 Shares, comprising the Shares covered by Post-Effective Amendment No. 14 to the Registration Statement, has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 14 to the Registration Statement.

                                                     Very truly yours,


                                                     /s/Dechert Price & Rhoads